As filed with the Securities and Exchange Commission on May 14, 2001. Registration No. 333-________

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
__________

FORM S-8

REGISTRATION STATEMENT
under
THE SECURITIES ACT OF 1933
_________

SUPERIOR ENERGY SERVICES, INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation or organization)		75-2379388 (I.R.S. Employer Identification No.)

1105 Peters Road Harvey, Louisiana 70058 (Address, including zip code, of registrant's principal executive offices)

Superior Energy Services, Inc. 1995 Stock Incentive Plan
Production Management Industries, L.L.C. 1999 Incentive Compensation Plan
(Full title of the plans)
__________

Robert S. Taylor
Chief Financial Officer
1105 Peters Road
Harvey, Louisiana 70058
(504) 362-4321
(Name, address, including zip code, and telephone number,
including area code, of agent for service)
Copy to:

Margaret F. Murphy
Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.
201 St. Charles Avenue
New Orleans, Louisiana 70170-5100

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock ($.001 par value per share)	139,500 shares 125,000 shares 280,500 shares 545,000 shares	$11.08(2) 9.25(3) 7.56(3)	$1,545,660 1,156,250 2,120,580 $4,822,490	$ 386.42 289.07 530.15 $1,205.64

(1)

Upon a stock split, stock dividend or similar transaction in the future and during the effectiveness of this Registration Statement involving Common Stock of the Company, the number of shares registered shall be automatically increased to cover the additional shares in accordance with Rule 416(a) under the Securities Act of 1933. This registration statement includes 500,000 shares issuable under the Superior Energy Services, Inc. 1995 Stock Incentive Plan (the "1995 Plan") and 45,000 shares issued or issuable under the Production Management Industries, L.L.C. 1999 Incentive Compensation Plan.

(2)

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) under the Securities Act of 1933, based on the average of the high and low price per share of the Common Stock on The Nasdaq Stock Market on May 7, 2001.

(3)	The exercise price of options granted under the 1995 Plan.

Reoffer Prospectus

Superior Energy Services, Inc.

        This prospectus relates to the reoffer and resale of up to 5,285 shares of our common stock by Fred J. Roth, III (hereafter referred to as the "Selling Stockholder"). The Selling Stockholder acquired the common stock as compensation for services provided to Production Management Industries, L.L.C., one of our subsidiaries.

        Our common stock is listed on the Nasdaq National Market under the symbol "SESI." On May 11, 2001, the closing price of a share of our common stock was $11.26. On May 15, 2001, our common stock is expected to be listed and commence trading on the New York Stock Exchange under the symbol "SPN".

        See "Risk Factors" beginning on page 7 for information that you should consider before purchasing the shares.

        Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or passed on the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is May 14, 2001.

WHERE YOU CAN FIND MORE INFORMATION

        We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission (the "SEC"). You can inspect and copy that information at the public reference room of the SEC at 450 Fifth Street, NW, Washington, D.C. 20549. You may call the SEC at 1-800-SEC-0330 for more information about the public reference room. The SEC also maintains an Internet site that contains reports, proxy and information statements and other information regarding registrants, like us, that file reports with the SEC electronically. The SEC's Internet address is http://www.sec.gov.

        We have filed a registration statement and related exhibits with the SEC to register the common stock offered by this prospectus. The registration statement contains additional information about us and our securities. You may inspect the registration statement and exhibits without charge at the SEC's public reference room, and you may obtain copies from the SEC at prescribed rates.

        The SEC allows us to "incorporate by reference" the information we file with it, which means that we can disclose important information to you by referring to documents on file with the SEC. The information incorporated by reference is considered to be a part of this prospectus. Certain information that we file later with the SEC will automatically update and supersede this information.

        We incorporate by reference the following documents that we have filed with the SEC pursuant to the Securities Exchange Act of 1934:

  Our annual report on Form 10-K for the fiscal year ended December 31, 2000 (filed March 27, 2001);
  Our quarterly report on Form 10-Q for the fiscal quarter ended March 31, 2001 (filed May 14, 2001);
  Our current reports on Form 8-K filed May 3, 2001, April 25, 2001, April 18, 2001 and February 21, 2001;
  The description of our common stock set forth in our registration statement on Form 8-A/A filed May 3, 2001; and
  All other documents filed by us with the SEC pursuant to Sections 13(a), 14 or 15(d) of the Securities Exchange Act of 1934 after the date hereof and prior to the termination of this offering.

        At your request, we will provide you with a free copy of any of these filings (except for exhibits, unless the exhibits are specifically incorporated by reference into the filing). You may request copies by writing or telephoning us at:

Superior Energy Services, Inc.
1105 Peters Road
Harvey, Louisiana 70058
Attn: Investor Relations
(504) 362-4321

You should rely only on information incorporated by reference or provided in this prospectus. We have not authorized anyone else to provide you with different information.

THE COMPANY

General

        We are a leading provider of specialized oilfield services and equipment focused on serving the production-related needs of oil and gas companies in the Gulf of Mexico. We believe that we are one of the few companies in the Gulf of Mexico capable of providing almost all of the post wellhead products and services necessary to maintain offshore producing wells as well as plug and abandonment services at the end of their life cycle. We believe our ability to provide our customers with multiple services and to coordinate and integrate their delivery allows us to maximize efficiency, reduce lead time and provide cost-effective services for our customers.

        Over the past several years, we have significantly expanded our geographic scope of operations and the range of production-related services we provide through both internal growth and strategic acquisitions. Recent acquisitions have expanded our geographic focus to select international markets and added complementary product and service offerings. We provide a full range of products and services for our customers, including rental tools, well services, wireline services, marine services, field management services, environmental services and other services.

        We are a Delaware corporation, and the mailing address of our executive offices is 1105 Peters Road, Harvey, Louisiana 70058. Our telephone number is (504) 362-4321.

Operations

        Rental Tools. We are a leading provider of rental tools in the Gulf of Mexico. We manufacture, sell and rent specialized equipment for use with offshore and onshore oil and gas well drilling, completion, production and workover activities. Through internal growth and acquisitions, we have increased the size and breadth of our rental tools inventory and now have 21 locations in all major staging points for offshore oil and gas activities in the Gulf of Mexico. We also have a rental tools operation in Venezuela with a limited inventory of rental tools for this market area. Our rental tools include pressure control equipment, specialty tubular goods, connecting iron, handling tools, drill pipe and bolting equipment. We also provide on-site accommodations through our rental tools division.

        Well Services. We provide well services to stimulate oil and gas production using platforms or liftboats rather than through the use of a drilling rig, which we believe provides a cost advantage to our customers. These services include coiled tubing, electric wireline, well pumping and stimulation and data acquisition services. During the third quarter of 2000, we added eight coiled tubing units to our fleet bringing our total number of units to 15. In the fourth quarter of 2000, we added 11 hydraulic workover and drilling units to expand our services to provide hydraulic workover drilling and well control services. We also perform both permanent and temporary plug and abandonment services.

        Wireline Services. We are the leading provider of mechanical wireline services in the Gulf of Mexico with approximately 200 offshore wireline units, 20 land wireline units and 18 dedicated liftboats configured specifically for wireline services. A wireline unit is a spooled wire that can be unwound and lowered into a well carrying various types of tools for data acquisition, logging activities, fishing tool operations, pipe and tool recovery and remedial activities.

        Marine Services. We own and operate the largest and most diverse liftboat fleet in the world. A liftboat is a self-propelled, self-elevating work platform with legs, cranes and living accommodations. We believe that liftboat services are highly complementary to our well services. Our fleet consists of 49 liftboats, including 18 liftboats configured specifically for wireline services, six liftboats acquired in May 2000 and one 200-foot leg length liftboat that was delivered to us in September 2000. All of these liftboats are currently operating in the Gulf of Mexico and represent approximately 24% of the liftboats in the Gulf of Mexico. We are also constructing one 230-foot leg length liftboat and two 245-foot leg length liftboats that we expect to place in service within the next 14 months. We intend to reposition some of our larger liftboats to international market areas under long-term contracts as opportunities arise. As of April 12, 2001, Latham & Associates, Inc. estimated the fair market value of our 49 liftboats to be $147.5 million. The estimate assumed, among other things, that the liftboats are in excellent condition without a special inspection for purposes of the estimate, that retail oil and gas prices will continue to rise and spot dayrates for liftboats will increase slowly and that each liftboat would be sold in an orderly market based on current activity.

        Field Management Services. We provide a broad range of platform and field management services to the offshore and onshore oil and gas industry, including property management, engineering services, operating labor, transportation, tools and supplies, technical supervision, maintenance, supplemental personnel, and logistics services. We currently provide property management services to approximately 140 offshore facilities in the Gulf of Mexico.

        Environmental and Other Services. We provide environmental cleaning services, including vessel pressure cleaning and safe vessel entry. We also sell oil spill containment inflatable boom and ancillary storage, deployment and retrieval equipment. We also provide other services, including the manufacture and sale of specialized drilling rig instrumentation, electronic torque and pressure control equipment.

Customers

        Our customers have primarily been the major and independent oil and gas companies operating on the U.S. outer continental shelf. In 2000, one customer accounted for approximately 10.3% of our total revenue, primarily in the well services, field management, wireline and environmental segments. No single customer represented 10% or more of our total revenue in 1999 or 1998. We do not believe that the loss of any one customer would have a material adverse effect on our revenues.

Competition

        We compete in highly competitive areas of the oilfield services industry. The products and services of each of our principal operating segments are sold in highly competitive markets, and our revenues and earnings can be affected by the following factors:

  changes in competitive prices;
  oil and gas prices and industry perceptions of future prices;
  fluctuations in the level of activity by oil and gas producers;
  changes in the number of liftboats on the U.S. outer continental shelf;
  the ability of the oil and gas industry to generate capital;
  general economic conditions; and
  governmental regulation.

        We compete with the oil and gas industry's largest integrated oilfield service providers in the production-related services segments in which we operate, including well, wireline, field management and environmental services. The rental tools divisions of such companies as well as several smaller companies that are single source providers of rental tools, are our competitors in the rental tools market. In the marine services segment, we compete with smaller companies that provide liftboat services. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, safety record, equipment availability and technical proficiency.

        Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Further, if additional liftboats are constructed for the Gulf of Mexico market area by our competitors, it will increase the competition for that service. Competitive pressures or other factors also may result in significant price competition that could reduce our operating cash flow and earnings. In addition, competition among oilfield service and equipment providers is affected by each provider's reputation for safety and quality. Although we believe that our reputation for safety and quality service is a key advantage, we cannot be assured that we will be able to maintain our competitive position.

Potential Liabilities and Insurance

        Our operations involve a high degree of operational risk, particularly of personal injury and damage or loss of equipment. Failure or loss of our equipment could result in property damages, personal injury, environmental pollution and other damage for which we could be liable. Litigation arising from the sinking of a liftboat or a catastrophic occurrence at a location where our equipment and services are used may in the future result in large claims for damages. We maintain insurance against risks that we believe is consistent with industry standards and required by our customers. Although we believe that our insurance protection is adequate, and we have not experienced a loss in excess of our policy limits, we may not be able to maintain adequate insurance at rates that we consider commercially reasonable, or ensure that our coverage will be adequate to cover all claims that may arise.

Governmental Regulation

        Our business is significantly affected by the following:

  state and federal laws and other regulations relating to the oil and gas industry;
  changes in such laws;
  changing administrative regulations; and
  the level of enforcement thereof.

        We cannot predict the level of enforcement of existing laws and regulations or how such laws and regulations may be interpreted by enforcement agencies or court rulings in the future. We also cannot predict whether additional laws and regulations will be adopted, or the effect such changes may have on us, our businesses or our financial condition.

        Federal and state laws require owners of non-producing wells to plug the well and remove all exposed piping and rigging before the well is permanently abandoned. The timing and need for plug and abandonment services for wells situated on the federal outer continental shelf are regulated by the Minerals Management Service (United States Department of the Interior). State regulatory agencies similarly regulate plug and abandonment services within state coastal waters. A decrease in the level of industry compliance with or enforcement of these laws and regulations in the future may adversely affect the demand for our services. In addition, the demand for our services from the oil and gas industry is affected by changes in applicable laws and regulations. The adoption of new laws and regulations curtailing drilling for oil and gas in our operating areas for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our services.

        Certain of our employees who perform services on offshore platforms and liftboats are covered by the provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws operate to make the liability limits established under state workers' compensation laws inapplicable to these employees. Instead, these employees or their representatives are permitted to pursue actions against us for damages for job related injuries, with generally no limitations on our potential liability.

        Our operations also subject us to compliance with certain federal and state pollution control and environmental protection laws and regulations. The technical requirements of these laws and regulations are becoming increasingly complex and stringent, and compliance is becoming increasingly difficult and expensive. We believe that our present operations substantially comply with these laws and regulations and that such compliance has had no material adverse effect upon our operations. Sanctions for noncompliance may include the following:

  revocation of permits;
  corrective action orders;
  administrative or civil penalties; and
  criminal prosecution.

        Certain environmental laws provide for joint and several strict liabilities for remediation of spills and other releases of hazardous substances. Sanctions for non-compliance may include revocation of permits, corrective action orders, administrative penalties and criminal prosecution. In addition, companies may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. Finally, some environmental statutes impose strict liability, which could render us liable for environmental damage without regard to our negligence or fault. It is possible that changes in environmental laws and enforcement policies, or claims for damages to persons, property, natural resources or the environment could result in substantial costs and liabilities to us. Our insurance policies provide liability coverage for sudden and accidental occurrences of pollution or clean-up and containment in amounts that we believe are comparable to policy limits carried by others in our industry.

Employees

        As of February 28, 2001, we had approximately 2,600 employees. None of our employees is represented by a union or covered by a collective bargaining agreement. We believe that our relationship with our employees is good.

Facilities

        Our principal operating facilities are located in Harvey, Louisiana on a 17-acre tract. We support the operations conducted by our liftboats from a 3.5-acre maintenance and office facility in New Iberia, Louisiana located on the intracoastal waterway that provides access to the Gulf. In 2001, we purchased a 17-acre tract in Broussard, Louisiana, which we plan to use to support our rental tools and well services operations. We also own certain facilities and lease other office, service and assembly facilities under various operating leases, including 21 facilities located in Texas and Louisiana (including the Broussard facility) to support our rental tools operations. We believe that all of our leases are at competitive or market rates and do not anticipate any difficulty in leasing suitable additional space when our current leases expire.

Intellectual Property

        We use several patented items in our operations that we believe are important but are not indispensable to our operations. Although we anticipate seeking patent protection when possible, we rely to a greater extent on the technical expertise and know-how of our personnel to maintain our competitive position.

RISK FACTORS

        You should carefully consider the following risks before making an investment decision. Any of the following risks could seriously harm our business or adversely affect our financial results. As a result, these risks could cause a decline in the trading price of our common stock and you could lose all or part of your investment. You should also refer to the other information included or incorporated by reference in this prospectus, including our financial statements.

We are subject to the cyclical nature of the oil and gas industry.

        Our business depends primarily on the level of activity by the oil and gas companies in the Gulf of Mexico and along the Gulf Coast. This level of activity has traditionally been volatile as a result of fluctuations in oil and natural gas prices and their uncertainty in the future. The purchases of the products and services we provide are, to a substantial extent, deferrable in the event oil and gas companies reduce capital expenditures. Therefore, the willingness of our customers to make expenditures is critical to our operations. The levels of such capital expenditures are influenced by:

  oil and gas prices and industry perceptions of future prices;
  the cost of exploring for, producing and delivering oil and gas;
  the ability of oil and gas companies to generate capital;
  the sale and expiration dates of offshore leases;
  the discovery rate of new oil and gas reserves; and
  local and international political and economic conditions.

        Although activity levels in production and development sectors of the oil and gas industry are less immediately affected by changing prices, and, as a result, less volatile than the exploration sector, producers generally react to declining oil and gas prices by reducing expenditures. This has, in the past, and may, in the future, adversely affect our business. We are unable to predict future oil and gas prices or the level of oil and gas industry activity. A prolonged low level of activity in the oil and gas industry will adversely affect the demand for our products and services and our financial condition and results of operations.

We are vulnerable to the potential difficulties associated with rapid expansion.

        We have grown rapidly over the last several years through internal growth and acquisitions of other companies. We believe that our future success depends on our ability to manage the rapid growth that we have experienced and the demands from increased responsibility on our management personnel. The following factors could present difficulties to us:

  lack of sufficient executive-level personnel;
  increased administrative burden; and
  increased logistical problems common to large, expansive operations.

            If we do not manage these potential difficulties successfully, our operating results could be adversely affected. The historical financial information incorporated herein is not necessarily indicative of the results that would have been achieved had we been operated on a fully integrated basis or the results that may be realized in the future.

Our inability to control the inherent risks of acquiring businesses could adversely affect our operations.

        Acquisitions have been and we believe will continue to be a key element of our business strategy. We cannot assure you that we will be able to identify and acquire acceptable acquisition candidates on terms favorable to us in the future. We may be required to incur substantial indebtedness to finance future acquisitions and also may issue equity securities in connection with such acquisitions. Such additional debt service requirements may impose a significant burden on our results of operations and financial condition. The issuance of additional equity securities could result in significant dilution to our stockholders. We cannot assure you that we will be able to successfully consolidate the operations and assets of any acquired business with our own business. Acquisitions may not perform as expected when the acquisition was made and may be dilutive to our overall operating results. In addition, our management may not be able to effectively manage our increased size or operate a new line of business.

We are susceptible to adverse weather conditions in the Gulf of Mexico.

        Our operations are directly affected by the seasonal differences in weather patterns in the Gulf of Mexico. These differences may result in increased operations in the spring, summer and fall periods and a decrease in the winter months. The seasonality of oil and gas industry activity as a whole in the Gulf Coast region also affects our operations and sales of equipment. Weather conditions generally result in higher drilling activity in the spring, summer and fall months with the lowest activity in winter months. The rainy weather, hurricanes and other storms prevalent in the Gulf of Mexico and along the Gulf Coast throughout the year may also affect our operations. Accordingly, our operating results may vary from quarter to quarter, depending on factors outside of our control. As a result, full year results are not likely to be a direct multiple of any particular quarter or combination of quarters.

We depend on key personnel.

        Our success depends to a great degree on the abilities of our key management personnel, particularly our Chief Executive Officer and other high-ranking executives. The loss of the services of one or more of these key employees could adversely affect us.

We depend on significant customers.

        We derive a significant amount of our revenue from a small number of major and independent oil and gas companies. Our inability to continue to perform services for a number of our large existing customers, if not offset by sales to new or other existing customers, could have a material adverse effect on our business and operations.

Our industry is highly competitive.

        We compete in highly competitive areas of the oil field services industry. The products and services of each of our principal industry segments are sold in highly competitive markets, and our revenues and earnings may be affected by the following factors:

  changes in competitive prices;
  fluctuations in the level of activity in major markets;
  an increased number of liftboats in the Gulf of Mexico;
  general economic conditions; and
  governmental regulation.

        We compete with the oil and gas industry's largest integrated oil field service providers. We believe that the principal competitive factors in the market areas that we serve are price, product and service quality, availability and technical proficiency.

        Our operations may be adversely affected if our current competitors or new market entrants introduce new products or services with better features, performance, prices or other characteristics than our products and services. Further, additional liftboat capacity in the Gulf of Mexico would increase competition for that service. Competitive pressures or other factors also may result in significant price competition that could have a material adverse effect on our results of operations and financial condition. Finally, competition among oil field service and equipment providers is also affected by each provider's reputation for safety and quality. Although we believe that our reputation for safety and quality service is good, you cannot be sure that we will be able to maintain our competitive position.

The dangers inherent in our operations and the potential limits on insurance coverage could expose us to potentially significant liability costs.

        Our operations involve the use of liftboats, heavy equipment and exposure to inherent risks, including equipment failure, blowouts, explosions and fire. In addition, our liftboats are subject to operating risks such as catastrophic marine disaster, adverse weather conditions, mechanical failure, collisions, oil and hazardous substance spills and navigation errors. The occurrence of any of these events could result in our liability for personal injury and property damage, pollution or other environmental hazards, loss of production or loss of equipment. In addition, certain of our employees who perform services on offshore platforms and vessels are covered by provisions of the Jones Act, the Death on the High Seas Act and general maritime law. These laws make the liability limits established by state workers' compensation laws inapplicable to these employees and instead permit them or their representatives to pursue actions against us for damages for job-related injuries. In such actions, there is generally no limitation on our potential liability.

        Any litigation arising from a catastrophic occurrence involving our services or equipment could result in large claims for damages. The frequency and severity of such incidents affect our operating costs, insurability and relationships with customers, employees and regulators. Any increase in the frequency or severity of such incidents, or the general level of compensation awards with respect to such incidents, could affect our ability to obtain projects from oil and gas companies or insurance. We maintain what we believe is prudent insurance protection. However, we cannot assure that we will be able to maintain adequate insurance in the future at rates we consider reasonable or that our insurance coverage will be adequate to cover future claims that may arise. Successful claims for which we are not fully insured may adversely affect our working capital and profitability.

The nature of our industry subjects us to compliance with regulatory and environmental laws.

        Our business is significantly affected by state and federal laws and other regulations relating to the oil and gas industry and by changes in such laws and the level of enforcement of such laws. We are unable to predict the level of enforcement of existing laws and regulations, how such laws and regulations may be interpreted by enforcement agencies or court rulings, or whether additional laws and regulations will be adopted. We are also unable to predict the effect that any such events may have on us, our business, or our financial condition.

        Federal and state laws that require owners of non-producing wells to plug the well and remove all exposed piping and rigging before the well is permanently abandoned significantly affect the demand for our plug and abandonment services. A decrease in the level of enforcement of such laws and regulations in the future would adversely affect the demand for our services and products. In addition, demand for our services is affected by changing taxes, price controls and other laws and regulations relating to the oil and gas industry generally. The adoption of laws and regulations curtailing exploration and development drilling for oil and gas in our areas of operations for economic, environmental or other policy reasons could also adversely affect our operations by limiting demand for our services.

        We also have potential environmental liabilities with respect to our offshore and onshore operations, including our environmental cleaning services. Certain environmental laws provide for joint and several liabilities for remediation of spills and releases of hazardous substances. These environmental statutes may impose liability without regard to negligence or fault. In addition, we may be subject to claims alleging personal injury or property damage as a result of alleged exposure to hazardous substances. We believe that our present operations substantially comply with applicable federal and state pollution control and environmental protection laws and regulations. We also believe that compliance with such laws has had no material adverse effect on our operations. However, such environmental laws are changed frequently. Sanctions for noncompliance may include revocation of permits, corrective action orders, administrative or civil penalties and criminal prosecution. We are unable to predict whether environmental laws will in the future materially adversely affect our operations and financial results.

As we expand our international operations, we will be subject to additional political, economic and other uncertainties.

        A key element of our business strategy is to expand our operations into international oil and gas producing areas. These international operations are subject to a number of risks inherent in any business operating in foreign countries, including, but not limited to:

  political, social and economic instability;
  potential seizure or nationalization of assets;
  increased operating costs;
  modification or renegotiating of contracts;
  import-export quotas;
  force majeure;
  currency fluctuations; and
  other forms of government regulation which are beyond our control.

        Our operations have not yet been affected materially by such conditions or events, but, as our international operations expand, the exposure to these risks will increase. As a result, we could, at any one time, have a significant amount of our revenues generated by operating activity in a particular country. Therefore, our results of operations could be susceptible to adverse events beyond our control that could occur in the particular country in which we are conducting such operations. We anticipate that our contracts to provide services internationally will generally provide for payment in U.S. dollars and that we will not make significant investments in foreign assets. To the extent we make investments in foreign assets or receive revenues in currencies other than U.S. dollars, the value of our assets and our income could be adversely affected by fluctuations in the value of local currencies.

        Additionally, our competitiveness in international market areas may be adversely affected by regulations, including but not limited to regulations requiring:

  the awarding of contracts to local contractors;
  the employment of local citizens; and
  the establishment of foreign subsidiaries with significant ownership positions reserved by the foreign government for local citizens.

        We cannot predict what types of the above events may occur.

Our principal stockholders have substantial control.

        Certain investment funds managed by First Reserve Corporation beneficially own approximately 26.3% of our outstanding common stock. As a result, they exercise substantial influence over the outcome of most matters requiring a stockholder vote. In addition, in connection with our acquisition of Cardinal Holding Corp. on July 15, 1999, we entered into a stockholders' agreement that provides that our board of directors will consist of six members, consisting in part of two designees of the First Reserve funds and two independent directors designated by the board. The First Reserve funds will continue to be entitled to designate these directors until the stockholders' agreement terminates on July 15, 2009 or in the event of certain substantial reductions of their ownership interest.

We might be unable to employ a sufficient number of skilled workers.

        The delivery of our products and services require personnel with specialized skills and experience. As a result, our ability to remain productive and profitable will depend upon our ability to employ and retain skilled workers. In addition, our ability to expand our operations depends in part on our ability to increase the size of our skilled labor force. The demand for skilled workers in the Gulf Coast region is high, and the supply is limited. A significant increase in the wages paid by competing employers could result in a reduction of our skilled labor force, increases in the wage rates that we must pay or both. If either of these events were to occur, our capacity and profitability could be diminished and our growth potential could be impaired.

We make acquisitions that could subject us to operational risks.

        Our business strategy includes continuing to make acquisitions of complementary businesses in order to expand our markets and broaden our portfolio of products and services. There can be no assurance, however, that future acquisitions can be consummated on acceptable terms, that any acquired companies can be successfully integrated into our operations or that businesses we acquire will experience operating results that justify the investment therein. In addition to the risks applicable to our industry and business generally, acquired businesses pose special risks, including, but not limited to:

  the loss of employees of the acquired business who do not want to work for us at all or on mutually acceptable terms;
  the loss of customers of the business as a result of the acquisition or the integration of the business into our operations;
  the diversion of management resources to integrate the acquired business into our operations; and
  unanticipated problems or legal liabilities relating to the acquired business.

NOTICE REGARDING FORWARD-LOOKING STATEMENTS

        This prospectus includes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements relate to our future prospects, developments and business strategies. The statements contained in this prospectus that are not statements of historical fact may include forward-looking statements that involve a number of risks and uncertainties. We have used the words "may," "will," "expect," "anticipate," "believe," "estimate," "plan," "intend" and similar expressions in this prospectus to identify forward-looking statements. These forward-looking statements are based on our expectations and beliefs concerning future events affecting us and are subject to uncertainties and factors relating to our operations and business environment, all of which are difficult to predict and many of which are beyond our control, that could cause our actual results to differ materially from those matters expressed in or implied by these forward-looking statements. Accordingly, any such statements are qualified in their entity by reference to the key factors described under the caption "Risk Factors" and elsewhere in this prospectus.

        We caution that the factors described in this prospectus could cause actual results to differ materially from those expressed in any of our forward-looking statements and that investors should not place undue reliance on those statements. Further, any forward-looking statement speaks only as of the date on which it is made, and except as required by law we undertake no obligation to update any forward-looking statement to reflect events or circumstances after the date on which it is made or to reflect the occurrence of anticipated or unanticipated events or circumstances. New factors that could cause our business not to develop as we expect emerge from time to time, and it is not possible for us to predict all of them. Further, we cannot assess the impact of each currently known or new factor on our results of operations or the extent to which any factor, or combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements

USE OF PROCEEDS

        We will not receive any proceeds from the sale of any of the 5,285 shares of common stock by the Selling Stockholder.

SELLING STOCKHOLDER

        The Selling Stockholder whose shares are covered by this prospectus is the President of one of our wholly owned subsidiaries, Production Management Industries, L.L.C. ("PMI"). He has held this position with PMI or its predecessor, Production Management Companies, Inc. ("PMC"), since our acquisition of PMC in November 1999. The following table shows the number of shares of our common stock that the Selling Stockholder beneficially owned as of May 10, 2001, the number of shares offered for resale and the number of shares the Selling Stockholder will hold if he sells all of the shares offered by this prospectus.
Selling Stockholder	Beneficial Ownership Before Offering	Number of Shares Offered For Resale	Beneficial Ownership After Completion of Offering
Fred J. Roth, III	5,285	5,285	0

PLAN OF DISTRIBUTION

        The Selling Stockholder has informed us that he intends to sell all of the common stock in a single transaction in the open market on or shortly after the date of this prospectus. However, the Selling Stockholder could instead choose to sell the common stock from time to time in one or more transactions in sales occurring in the open market, in privately negotiated transactions, or in a combination of such transactions. Each sale may be made either at market prices prevailing at the time of such sale, at negotiated prices or at fixed prices, which may be changed. Some or all of the shares of common stock may be sold through brokers acting on behalf of the Selling Stockholder or to dealers for resale by such dealers; and in connection with such sales, such brokers or dealers may receive compensation in the form of discounts, fees or commissions from the Selling Stockholder and/or the purchasers of the shares for whom they may act as broker or agent.

        All expenses of registration incurred in connection with this offering are being borne by us, but all brokerage commissions and other selling expenses incurred by the Selling Stockholder will be borne by him. The shares of common stock are being sold by the Selling Stockholder acting as principal for his own account.

LEGAL MATTERS

        The validity of the securities offered by this prospectus will be passed upon for us by Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P., New Orleans, Louisiana.

EXPERTS

        The consolidated financial statements of Superior Energy Services, Inc. and subsidiaries as of December 31, 2000 and 1999, and for each of the two years in the two-year period ended December 31, 2000 have been incorporated by reference herein in reliance upon the reports of KPMG LLP, independent certified public accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing.

        The consolidated financial statements of Superior Energy Services, Inc. and subsidiaries (formerly Cardinal Holding Corp.) for the year ended December 31, 1998 appearing in Superior's annual report on Form 10-K for the year ended December 31, 2000, have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon included therein and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.         Incorporation of Documents by Reference.

        The following documents, which have been filed by Superior Energy Services, Inc. (the "Company") with the Securities and Exchange Commission (the "Commission"), are incorporated herein by reference:

        (a)        The Company's Annual Report on Form 10-K for the fiscal year ended December 31, 2000 filed pursuant to Section 13 of the Securities Exchange Act of 1934 (the "1934 Act");

        (b)        All other reports filed by the Company with the Commission pursuant to Section 13 of the 1934 Act since December 31, 2000; and

        (c)        The description of the Company's Common Stock set forth in its registration statement under the 1934 Act on Form 8-A/A filed May 3, 2001.

        All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the 1934 Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment that indicates that all securities offered have been sold or that deregisters all securities then remaining unsold shall, except to the extent otherwise provided by Regulation S-K or any other rule promulgated by the Commission, be deemed to be incorporated by reference in this Registration Statement and to be part hereof from the date of filing of such documents.

Item 4.         Description of Securities.

        Not applicable.

Item 5.         Interests of Named Experts and Counsel.

        Not applicable.

Item 6.         Indemnification of Directors and Officers.

        The Company's Certificate of Incorporation (the "Certificate") contains provisions eliminating the personal liability of the directors to the Company and its stockholders for monetary damages for breaches of their fiduciary duties as directors to the fullest extent permitted by the Delaware General Corporation Law. By virtue of these provisions, under current Delaware law a director of the Company will not be personally liable for monetary damages for a breach of his or her fiduciary duty except for liability for (a) a breach of his or her duty of loyalty to the Company or to its stockholders, (b) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (c) dividends or stock repurchases or redemptions that are unlawful under Delaware law and (d) any transaction from which he or she receives an improper personal benefit. In addition, the Certificate provides that if Delaware law is amended to authorize the further elimination or limitation of the liability of a director, then the liability of the directors shall be eliminated or limited to the fullest extent permitted by Delaware law, as amended. These provisions pertain only to breaches of duty by directors as directors and not in any other corporate capacity, such as officers, and limit liability only for breaches of fiduciary duties under Delaware corporate law and not for violations of other laws such as the federal securities laws.

        The Certificate also requires the Company to indemnify its directors, officers, employees and agents to the fullest extent permitted by the Delaware General Corporation Law against certain expenses and costs, judgments, settlements and fines incurred in the defense of any claim, including any claim brought by or in the right of the Company, to which they were made parties by reason of being or having been directors, officers, employees and agents.

        Under Section 9 of the Company's bylaws, the Company is required to defend and indemnify each person who is involved in any threatened or actual claim, action or proceeding by reason of the fact that such person is or was a director or officer of the Company serving in a similar position with respect to another entity at the request of the Company if (i) the director or officer is successful in defending the claim on its merits or otherwise or (ii) the director or officer meets the standard of conduct described in Section 9 of the Company's bylaws. However, the director or officer is not entitled to indemnification if (i) the claim is brought by the director or officer against the Company or (ii) the claim is brought by the director or officer as a derivative action by the Company or in its right, and the action has not been authorized by the Board of Directors. The rights conferred by Section 9 of the Company's bylaws are contractual rights and include the right to be paid expenses incurred in defending the action, suit or proceeding in advance of its final disposition.

        In addition, each of the Company's directors has entered into an indemnity agreement with the Company, pursuant to which the Company has agreed under certain circumstances to purchase and maintain directors' and officers' liability insurance. The agreements also provide that the Company will indemnify the directors against any costs and expenses, judgments, settlements and fines incurred in connection with any claim involving a director by reason of his position as a director that are in excess of the coverage provided by such insurance; provided that the director meets certain standards of conduct. Under the indemnity agreements, the Company is not required to purchase and maintain directors' and officers' liability insurance if, in the reasonable judgment of the Board of Directors, there is insufficient benefit to the Company from the insurance.

Item 7. Exemption From Registration Claimed.

        The 5,285 shares to be reoffered or resold pursuant to this registration statement were issued to Fred J. Roth, III in a private offering pursuant to the exemption from registration provided in Section 4(2) of the Securities Act of 1933. The shares were issued under an employee benefit plan of a subsidiary of the Company in which two members of the management of the subsidiary currently participate.

Item 8. Exhibits.

5	Opinion of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P.

23.1	Consent of KPMG LLP.

23.2	Consent of Ernst & Young L.L.P.

23.3	Consent of Jones, Walker, Waechter, Poitevent, Carrère & Denègre, L.L.P. (included in Exhibit 5).

 Item 9.         Undertakings.

        (a)         The undersigned registrant hereby undertakes:

                     (1)        To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                                  A.         To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

                                  B.         To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment of the Registration Statement) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed the dollar value that was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Securities and Exchange Commission (the "Commission") pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the Calculation of Registration Fee" table in the effective Registration Statement; and

                                C.         To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement; provided, however, that paragraphs (a)(i) and (a)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8, and, the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

                     (2)         That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                    (3)         To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

        (b)         The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (c)        Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Harvey, Louisiana, on May 14, 2001.

SUPERIOR ENERGY SERVICES, INC.

By: /s/ Terence E. Hall Terence E. Hall Chairman of the Board, President and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears immediately below constitutes and appoints Terence E. Hall and Robert S. Taylor, and each of them acting individually, his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent or his substitute or substitutes may lawfully do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date
/s/ Terence E. Hall Terence E. Hall	Director, Chairman of the Board, President, and Chief Executive Officer (Principal Executive Officer)	May 14, 2001
/s/ Robert S. Taylor Robert S. Taylor	Chief Financial Officer (Principal Financial Officer and Principal Accounting Officer)	May 14, 2001
/s/ Richard A. Bachmann Richard A. Bachmann	Director	May 10, 2001
/s/ Ben A. Guill Ben A. Guill	Director	May 14, 2001
/s/ William E. Macaulay William E. Macaulay	Director	May 14, 2001
/s/ Robert E. Rose Robert E. Rose	Director	May 14, 2001
/s/ Justin L. Sullivan Justin L. Sullivan	Director	May 10, 2001